EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Equity Investor Fund
Select Series, Standard & Poor's Intrinsic Value Portfolio 1998 Series A Defined Asset Funds

We consent to the use in this Registration Statement No. 333-45843 of our opinion dated April 13, 1998, relating to the Statement of Condition of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 1998 Series A, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 13, 1998